Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 23, 2018 with respect to the consolidated financial statements of Energy Transfer Partners, L.P. (renamed Energy Transfer Operating, L.P. on October 19, 2018) included in the Annual Report of Energy Transfer Equity, L.P. (renamed Energy Transfer LP on October 19, 2018) on Form 10-K for the year ended December 31, 2017, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Dallas, Texas

December 10, 2018